EXHIBIT 99.1

CASMED Sells Vital Signs Monitoring Line, Tightens Focus on
FORE-SIGHT Cerebral Oximetry Business

BRANFORD, Conn. (October 29, 2015) – CAS Medical Systems, Inc. (NASDAQ: CASM) (CASMED), a leader in medical devices for non-invasive patient monitoring, announces the sale of assets related to its 740 SELECT® vital signs monitoring product line to Zoe Medical, Inc. The sale of the 740 SELECT product line coupled with the phase-out of earlier generation monitors completes the Company’s exit from the vital signs monitoring market.

“Divesting these non-strategic assets allows for added focus on our core business of FORE-SIGHT® cerebral oximeters and sensors,” said Thomas M. Patton, President and Chief Executive Officer of CASMED.  “We have made substantial progress in our transition to a single-use disposables business model as FORE-SIGHT sensors sales have represented an increasingly large percentage of total sales. We have recorded 21 consecutive quarters of double-digit sensor sales growth in the U.S. and recently launched our FORE-SIGHT ELITE® products for use with pediatric and neonatal patients.  Our FORE-SIGHT business continues to track well against our expectations that the second half of 2015 will be stronger than the first half.”

Zoe Medical will take assignment of CASMED’s vital signs monitor distribution organization after a transition period.  Therefore, all customer relationships will be maintained without interruption.  CASMED will continue to provide service for its legacy 740 brand monitors.

“The addition of the 740 SELECT product line to our organization represents a great opportunity to bring the technology to new markets,” commented Dr. Bengt Hermanrud, Zoe Medical’s CEO. “As both a developer and supplier of the SELECT, our familiarity with the product will allow us to quickly create exciting new clinical solutions for our customers.”

With the divestiture of the 740 SELECT product line, CASMED has reclassified its entire vital signs monitoring results to discontinued operations. Sales of vital signs monitors were $3.7 million in 2014 and $1.3 million for the six months ended June 30, 2015. Reclassifying the vital signs monitoring to discontinued operations for both periods had no material effect on the Company’s results from continuing operations.

About CASMED® – Monitoring What's Vital

CASMED products are designed to provide unique non-invasive monitoring solutions that are vital to patient care. The Company's FORE-SIGHT® Cerebral Oximeters provide a highly accurate, non-invasive measurement of tissue oxygenation in the brain.  Direct monitoring of tissue oxygenation can provide a superior and powerful tool to alert clinicians to otherwise unrecognized and dangerously low levels of oxygen in the brain and empower them to improve patient care.  In addition to FORE-SIGHT Oximeters and accessories, the Company provides proprietary non-invasive blood pressure monitoring solutions for OEM use and neonatal intensive care supplies.  For further information regarding CASMED, visit the Company's website at www.casmed.com.

About Zoe Medical

Zoe Medical, Inc. was founded in 1996 and has become a recognized technology leader in the field of patient monitoring, designing and manufacturing products for a number of the world's most highly regarded healthcare companies.  Zoe’s substantial investment in R&D has fueled the introduction of many new products that benefit customers in their everyday clinical work.  Today, Zoe's unique product architecture is running in tens of thousands of installed units around the world.  Zoe's main office is located 30 miles north of Boston in Topsfield, Massachusetts.  To learn more about Zoe Medical, please visit www.zoemedical.com.

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future performance of the Company are subject to many factors including, but not limited to, customer acceptance of the products in the market, the introduction of competitive products and product development, the impact of any product liability or other adverse litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders, competitors, and other risks detailed in the Company’s Form 10-K for the year ended December 31, 2014, and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms "anticipate," "believe," "estimate," "expect," "may," "objective," "plan," "possible," "potential," "project," "will," and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information, or otherwise.

Company Contact
CAS Medical Systems, Inc.
Jeffery A. Baird
Chief Financial Officer
(203) 315-6303
ir@casmed.com

Investors
LHA
Bruce Voss / Jody Cain
(310) 691-7100
bvoss@lhai.com / jcain@lhai.com
@LHA_IR_PR

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